Dreyfus Municipal Money Market Fund, Inc.
IMPORTANT NOTICE REGARDING YOUR INVESTMENT

August 12, 2015

Dear Shareholder:

We need your help. We recently sent you proxy materials regarding the upcoming Special Meeting of Shareholders of Dreyfus Municipal Money Market Fund, Inc. (the “Fund”), scheduled to be held on August 25, 2015 (the “Meeting”). Our records indicate that we have not received your voting instructions on the important proposal to be presented at this Meeting. Please take a moment now to cast your vote so that your shares may be represented. Another copy of your proxy card(s) has been enclosed. Your vote is critical to the outcome of this Meeting.

After careful review, the Fund’s Board has approved the proposal detailed in your proxy materials and is recommending that shareholders vote FOR the proposal.

Although the response thus far has been very favorable, not enough votes have been cast to meet the necessary requirements.

Should you have any questions regarding the proposal, please call the toll-free number 1-(877) 478-5047 Monday through Friday between 9:00 a.m. and 10:00 p.m. and Saturday between 10:00 a.m. and 6:00 p.m. Eastern time. The voting options below have been set up for your convenience. If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation.

Thank you for your assistance with this important matter.

Please take a moment now to cast your vote using one of the options listed below: